Exhibit 99.1

GM FINANCIAL REPORTS FULL YEAR AND FOURTH QUARTER 2018
OPERATING RESULTS

•	Full year income from continuing operations before income taxes of $1.9 billion; fourth quarter income from continuing operations before income taxes of $416 million

•	Full year retail loan and operating lease originations of $48.8 billion; $13.6 billion for the fourth quarter

•	Earning assets of $97.0 billion at December 31, 2018

•	Available liquidity of $26.2 billion at December 31, 2018

FORT WORTH, TEXAS February 6, 2019 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced income from continuing operations before income taxes of $416 million for the quarter ended December 31, 2018, compared to $498 million for the quarter ended September 30, 2018, and $301 million for the quarter ended December 31, 2017. Income from continuing operations before income taxes for the year ended December 31, 2018 was $1.9 billion, compared to $1.2 billion for the year ended December 31, 2017.

Retail loan originations were $8.4 billion for the quarter ended December 31, 2018, compared to $6.7 billion for the quarter ended September 30, 2018, and $4.4 billion for the quarter ended December 31, 2017. Retail loan originations for the year ended December 31, 2018 were $26.2 billion, compared to $19.9 billion for the year ended December 31, 2017. The outstanding balance of retail finance receivables, net of fees was $40.7 billion at December 31, 2018.

Operating lease originations were $5.2 billion for the quarter ended December 31, 2018, compared to $5.4 billion for the quarter ended September 30, 2018, and $5.8 billion for the quarter ended December 31, 2017. Operating lease originations for the year ended December 31, 2018 were $22.6 billion, compared to $25.4 billion for the year ended December 31, 2017. Leased vehicles, net was $43.6 billion at December 31, 2018.

The outstanding balance of commercial finance receivables, net of fees was $12.7 billion at December 31, 2018, compared to $11.1 billion at September 30, 2018 and $10.3 billion at December 31, 2017.

Retail finance receivables 31-60 days delinquent were 3.3% of the portfolio at December 31, 2018 and 4.1% at December 31, 2017. Accounts more than 60 days delinquent were 1.4% of the portfolio at December 31, 2018 and 1.7% at December 31, 2017.

Annualized net charge-offs were 1.8% of average retail finance receivables for the quarter ended December 31, 2018 and 2.2% for the quarter ended December 31, 2017. For the year ended December 31, 2018, net charge-offs were 1.8% of average retail finance receivables, compared to 2.0% for the year ended December 31, 2017.

The Company had total available liquidity of $26.2 billion at December 31, 2018, consisting of $4.9 billion of cash and cash equivalents, $18.0 billion of borrowing capacity on unpledged eligible assets, $0.3 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment joint ventures that conduct automotive finance operations in China were $42 million for the quarter ended December 31, 2018 compared to $44 million for the quarter ended September 30, 2018, and $44 million for the quarter ended December 31, 2017. Earnings for the year ended December 31, 2018 were $183 million, compared to $173 million for the year ended December 31, 2017.

Discontinued Operations

On October 31, 2017, we completed the sale of certain of our European subsidiaries and branches (collectively, the "European Operations") to Banque PSA Finance S.A. and BNP Paribas Personal Finance S.A. The European Operations are presented as discontinued operations in our consolidated financial statements for the year and quarter ended December 31, 2017. Unless otherwise indicated, information in this release relates to our continuing operations.

About GM Financial

General Motors Financial Company, Inc. is the wholly-owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. In lieu of a conference call, management recorded remarks addressing the Company’s results of operations for the year and quarter ended December 31, 2018. This recording, along with the presentation slides and this release, will be posted to the Company’s website on February 6, 2019 at 11:00 a.m. central time. The recording and materials can be accessed via the Investor Relations section of the Company’s website at www.gmfinancial.com.

Forward-Looking Statements

This release contains several “forward-looking statements.” Forward-looking statements are those that use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” or “anticipate” and other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks are detailed from time to time in our filings and reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. Such risks include - but are not limited to - GM’s ability to sell new vehicles that we finance in the markets we serve; the viability of GM-franchised dealers that are commercial loan customers; changes in the automotive industry that result in a change in demand for vehicles and related vehicle financing; the sufficiency, availability and cost of sources of financing, including credit facilities, securitization programs and secured and unsecured debt issuances; our joint ventures in China, which we cannot operate solely for our benefit and over which we have limited control; the adequacy of our underwriting criteria for loans and leases and the level of net charge-offs, delinquencies and prepayments on the loans and leases we purchase or originate; the adequacy of our allowance for loan losses on our finance receivables; the effect, interpretation or application of new or existing laws, regulations, court decisions and accounting pronouncements; changes in tax laws and regulations, adverse determinations with respect to the application of existing laws, or the results of any audits from tax authorities; the prices at which used vehicles are sold in the wholesale auction markets; vehicle return rates, our ability to estimate residual value at the inception of a lease and the residual value performance on vehicles we lease; interest rate fluctuations and certain related derivatives exposure; foreign currency exchange rate fluctuations and other risks applicable to our operations outside of the U.S.; changes to the LIBOR calculation process and potential phasing out of LIBOR; our ability to effectively manage capital or liquidity consistent with evolving business or operational needs, risk management standards, and regulatory or supervisory requirements; changes in local, regional, national or international economic, social or political conditions; our ability to maintain and expand our market share due to competition in the automotive finance industry from a large number of banks, credit unions, independent finance companies and other captive automotive finance subsidiaries; our ability to secure private customer data or our proprietary information and manage risks related to security breaches and other disruptions to our networks and systems; and changes in business strategy, including expansion of product lines and credit risk appetite, acquisitions and divestitures. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. It is advisable not to place undue reliance on any forward-looking statements. We undertake no obligation to, and do not, publicly update or revise any forward-looking statements, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

General Motors Financial Company, Inc.
Consolidated Statements of Income
(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
Finance charge income	$962	$855	$3,629	$3,256
Leased vehicle income	2,518	2,324	9,963	8,606
Other income	119	73	424	289
Total revenue	3,599	3,252	14,016	12,151
Costs and expenses
Operating expenses	406	381	1,522	1,390
Leased vehicle expenses	1,769	1,767	6,917	6,415
Provision for loan losses	198	184	642	757
Interest expense	852	663	3,225	2,566
Total costs and expenses	3,225	2,995	12,306	11,128
Equity income	42	44	183	173
Income from continuing operations before income taxes	416	301	1,893	1,196
Income tax provision (benefit)	98	(149)	323	111
Income from continuing operations	318	450	1,570	1,085
(Loss) income from discontinued operations, net of tax	—	(255)	—	(424)
Net income	$318	$195	$1,570	$661

Net income attributable to common shareholder	$296	$181	$1,504	$645

Consolidated Balance Sheets
(in millions)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$4,883	$4,265
Finance receivables, net	52,512	42,172
Leased vehicles, net	43,559	42,882
Goodwill	1,186	1,197
Equity in net assets of non-consolidated affiliates	1,355	1,187
Related party receivables	729	309
Other assets	5,696	5,003
Total assets	$109,920	$97,015
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$42,835	$39,887
Unsecured debt	48,153	40,830
Deferred income	3,605	3,221
Related party payables	63	92
Other liabilities	3,605	2,691
Total liabilities	98,261	86,721
Total shareholders' equity	11,659	10,294
Total liabilities and shareholders' equity	$109,920	$97,015

Operational and Financial Data
(Unaudited, Dollars in millions)

	Three Months Ended December 31,		Years Ended December 31,
Originations	2018	2017	2018	2017
Retail finance receivables originations	$8,384	$4,374	$26,181	$19,920
GM lease originations	$5,248	$5,840	$22,593	$25,421
GM new vehicle loans and leases as a percentage of total loan and lease originations	91.4%	90.0%	90.5%	88.9%

	Three Months Ended December 31,		Years Ended December 31,
Average Earning Assets	2018	2017	2018	2017
Average retail finance receivables	$39,244	$32,754	$36,167	$30,619
Average commercial finance receivables	11,761	9,710	10,689	9,060
Average finance receivables	51,005	42,464	46,856	39,679
Average leased vehicles, net	43,873	42,322	43,710	39,255
Average earning assets	$94,878	$84,786	$90,566	$78,934

Ending Earning Assets	December 31, 2018	December 31, 2017
Retail finance receivables, net of fees	$40,702	$32,802
Commercial finance receivables, net of fees	12,721	10,312
Leased vehicles, net	43,559	42,882
Ending earning assets	$96,982	$85,996

Total Finance Receivables	December 31, 2018	December 31, 2017
Retail
Retail finance receivables, net of fees	$40,702	$32,802
Less: allowance for loan losses	(844)	(889)
Total retail finance receivables, net	39,858	31,913
Commercial
Commercial finance receivables, net of fees	12,721	10,312
Less: allowance for loan losses	(67)	(53)
Total commercial finance receivables, net	12,654	10,259
Total finance receivables, net	$52,512	$42,172

Allowance for Loan Losses	December 31, 2018	December 31, 2017
Allowance for loan losses as a percentage of retail finance receivables, net of fees	2.1%	2.7%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.5%	0.5%

Delinquencies	December 31, 2018	December 31, 2017
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	3.3%	4.1%
Greater than 60 days	1.4	1.7
Total	4.7%	5.8%

	Three Months Ended December 31,		Years Ended December 31,
Charge-offs and Recoveries	2018	2017	2018	2017
Charge-offs	$318	$315	$1,196	$1,171
Less: recoveries	(138)	(132)	(536)	(552)
Net charge-offs	$180	$183	$660	$619
Net charge-offs as an annualized percentage of average retail finance receivables	1.8%	2.2%	1.8%	2.0%
Recovery rate as a percentage of gross repossession charge-offs in North America	52.1%	50.2%	52.3%	51.9%

	Three Months Ended December 31,		Years Ended December 31,
Operating Expenses	2018	2017	2018	2017
Operating expenses as an annualized percentage of average earning assets	1.7%	1.8%	1.7%	1.8%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com